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Exhibit 4.7(f)

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT
(NATURAL GAS TRANSITION DOCUMENTS)

        This Assignment and Assumption Agreement (Natural Gas Transition Documents) (this "Assignment and Assumption Agreement") is made and entered into as of November 15, 2002 between NorthWestern Energy, L.L.C. ("Assignor", formerly known as The Montana Power, L.L.C. ("MPLLC"), successor by merger to the remaining utility business of The Montana Power Company ("MPC")), and NorthWestern Corporation ("Assignee").

        WHEREAS, Assignor is a party to that certain Transition Property Purchase and Sale Agreement, dated as of December 22, 1998 (the "Property Purchase Agreement"), between MPC Natural Gas Funding Trust (the "Issuer"), as Issuer, and Assignor, as Seller;

        WHEREAS, Assignor is also party to that certain Transition Property Servicing Agreement, dated as of December 22, 1998, (the "Servicing Agreement") between the Issuer and Assignor, as Servicer;

        WHEREAS, Assignor is also party to the Trust Agreement, dated as of December 11, 1998 (the "Trust Agreement"), among Assignor, Wilmington Trust Company and the Beneficiary Trustees party thereto;

        WHEREAS, pursuant to the Asset and Stock Transfer Agreement, dated as of November 15, 2002, between Assignor and Assignee, the parties propose to consummate a restructuring transaction involving the assignment by Assignor to Assignee and the assumption by Assignee of substantially all of Assignor's assets and liabilities (the "Transaction");

        WHEREAS, in connection with the Transaction, Assignor and Assignee are entering into this Assignment and Assumption Agreement (i) to specifically transfer and assign to Assignee, and for Assignee to assume, all of Assignor's rights and obligations under the Property Purchase Agreement and the Servicing Agreement and (ii) to specifically transfer and assign to Assignee all of Assignor's Beneficial interest in the Issuer, including its rights to receive distributions in payment under the Trust Agreement, all upon the consummation of the Transaction;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.
All capitalized terms set forth herein and not otherwise defined herein are used herein as defined in the Property Purchase Agreement, the Servicing Agreement and the Trust Agreement, as applicable.

2.
Assignor hereby assigns, transfers and conveys and sets over to Assignee, its successors and assigns, from and after the date hereof (collectively, the "Assignment") all of Assignor's rights, interests, title, benefits and privileges in and to, and all of Assignor's obligations and liabilities in connection with each of the following Agreements (collectively, the "Assigned Agreements"):

(a)
the Property Purchase Agreement;

(b)
the Servicing Agreement; and

(c)
the Trust Agreement.

3.
Assignee hereby accepts the Assignment and assumes and agrees, from and after the date hereof to pay, perform and discharge when due all of Assignor's obligations and liabilities under, and to assume the due and punctual performance and observances of each term, covenant, condition and promise in the Assigned Agreements, to be performed and observed by Assignor, as fully and completely as though it were originally named therein.

4.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, determined without reference to principles of conflicts of laws.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR: NORTHWESTERN ENERGY, L.L.C.
By:	/s/ MICHAEL K. HANSON Name: Michael K. Hanson Title: President and CEO
ASSIGNEE: NORTHWESTERN CORPORATION
By:	/s/ ERIC R. JACOBSEN Name: Eric R. Jacobsen Title: SVP, General Counsel and CLO

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  Exhibit 4.7(f)
ASSIGNMENT AND ASSUMPTION AGREEMENT (NATURAL GAS TRANSITION DOCUMENTS)